Exhibit 99.1

FOR IMMEDIATE RELEASE	July 23, 2009
Parkvale announces earnings for the fourth quarter and fiscal year 2009
     Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) reported net income for the quarter ended June 30, 2009 of $1.4 million or $0.18 per diluted common share, compared to net income of $2.1 million or $0.38 per diluted share for the quarter ended June 30, 2008. The $700,000 decrease in net income for the June 2009 quarter reflects increases of $926,000 in FDIC insurance expense and $808,000 in the provision for loan losses and a $108,000 decrease in non-interest income, partially offset by a $1.1 million decrease in income tax expense.
Discussion of June 30, 2009 Quarter
     FDIC insurance costs increased by $926,000 primarily due to a one-time special assessment of $880,000 that was assessed on defined total assets as of June 30, 2009 that is payable on September 30, 2009. The Special Emergency Assessment, which is applicable to all Federally insured depository institutions, was deemed necessary by the FDIC to improve the overall capital position of the insurance fund.
     The increase in the provision for loan losses from $964,000 a year ago to $1.8 million is the result of an increase in non-accrual loans and real estate owned to $33.6 million, or 1.76% of total assets. Included in the $33.6 million are residential mortgage loans serviced by others totaling $18.0 million, which increased by $14.7 million from $3.3 million at June 30, 2008. The Bank’s loan loss reserves as a percentage of gross loans increased from 1.25% at June 30, 2008 to 1.60% at June 30, 2009.
     Net interest income increased for the 2009 quarter to $10.2 million, up $14,000 from the June 2008 quarter. This increase resulted from an increase in net interest-earning assets of $5.7 million, offset by a decrease in the average interest rate spread from 2.24% to 2.18%. Excluding net security writedowns, other non-interest income decreased $270,000 or 9.7% from $2.8 million for the quarter ended June 30, 2008 to $2.5 million for the current quarter primarily due to lower fee income earned on deposit accounts. Parkvale continues to remain efficient as its non-interest expense to average assets ratio was 1.65% in the June 2009 quarter compared to 1.51% for the quarter ended June 30, 2008, with the increase primarily due to the higher FDIC insurance costs. Parkvale benefited by the $1.1 million decrease in income tax expense due to the lower levels of income resulting from the FDIC insurance expense and loan loss provisions, higher levels of tax-exempt investments and the recovery of tax reserves due to the sale of previously written down equity securities.

Year Ended June 30, 2009
     Parkvale reported a net loss for the fiscal year ended June 30, 2009 of $9.5 million or $1.90 per diluted common share, compared to net income of $12.8 million or $2.31 per diluted share for the fiscal year ended June 30, 2008. The $22.3 million decrease in fiscal 2009 net income reflects increases of $25.5 million of net security writedowns, $4.4 million in the provision for loan losses and $797,000 in non-interest expense, as well as a $610,000 decrease in non-interest income. These factors were partially offset by a decrease of $7.3 million in income tax expense and an increase of $1.7 million in net interest income.
     The decrease of $22.3 million in net income for the fiscal year is primarily related to $28.1 million of net security writedowns for the year. The security writedowns were recorded on the following investment categories during fiscal 2009:

Trust preferred securities	$17,508,000
Bank of America preferred stocks	4,335,000
Freddie Mac preferred stocks	2,772,000
Common equities	1,376,000
Corporate debt	1,260,000
Non-agency CMO	1,052,000

Subtotal of writedowns and losses	28,303,000
Gain on sale of mortgage loans	186,000

Net loss on writedown of securities	$28,117,000
On an operating basis, excluding the security writedowns, net income for fiscal 2009 would have been $11.2 million or $1.91 per share. Management believes that excluding the security writedowns offers a better basis of comparison with prior periods.
     Parkvale’s provision for loan losses increased from $2.3 million for fiscal 2008 to $6.8 million for fiscal 2009. The additional provisions were necessary to address the weakness in housing prices nationally and to specifically address the increase in Parkvale’s non-accrual loans and foreclosed real estate, which increased from $15.8 million at June 30, 2008 to $33.6 million at June 30, 2009. This represents an increase in the ratio of non-accrual loans and real estate owned from 0.85% of total assets at June 30, 2008 to 1.76% of total assets at June 30, 2009. Total reserves as a percentage of gross loans increased from 1.25% at June 2008 to 1.60% at June 30, 2009.
     Net interest income for the fiscal year ended June 30, 2009 increased to $41.6 million, up $1.7 million or 4.3% from $39.9 million for fiscal 2008. The increase in net interest income is primarily the result of an increase in the average interest rate spread, which increased from 2.24% for fiscal 2008 to 2.26% for the current year. Excluding net writedowns and recoveries on the sale of securities, other non-interest income for fiscal 2009 decreased 5.5% from $11.0 million in fiscal 2008 to $10.4 million in fiscal 2009.

     Parkvale continues to keep a close eye on operating expenses as its ratio of non-interest expenses to average assets was 1.57% for the year, up from 1.56% for fiscal 2008, but very good by any standard. The higher FDIC insurance costs ($988,000) primarily recognized during the June quarter were substantially offset by a $507,000 reduction in compensation and employee benefits and lower marketing costs of $116,000. Parkvale also benefited from a decrease in income tax expense from $4.6 million in fiscal 2008 to a benefit of $2.7 million in fiscal 2009 due to the pre-tax loss resulting from security writedowns and higher loan loss provisions and to tax-exempt investments.
     Parkvale’s return on assets and return on equity for the year were -0.51% and -6.42%. On an operating basis, excluding the security writedowns, returns on assets and equity would have been 0.60% and 7.55%, respectively.
General
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 48 offices in the Greater Pittsburgh metropolitan area, eastern Ohio and northern West Virginia. At June 30, 2009, the Bank had assets of $1.9 billion, deposits of $1.5 billion and loans of $1.1 billion. The Bank’s capital was $172.3 million at June 30, 2009, which exceeds the amounts required by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking to be considered a well-capitalized institution. This release will be submitted under Form 8-K to be filed with the Securities and Exchange Commission along with supplemental financial information as of June 30, 2009. Parkvale Financial Corporation is traded on the NASDAQ Global Select Market.
Forward-Looking Statements
     The statements in this report that are not historical fact are forward-looking statements. Forward-looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward-looking information as a result of factors including, but not limited to, the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward-looking information and could cause actual results to differ materially from management’s expectations regarding future performance.
(Condensed Consolidated Statements of Operations and selected financial data are attached.)

Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
e-mail: timothy.rubritz@parkvale.com

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